Exhibit 99.1

Press Release

www.shire.com

Director/PDMR Shareholding

March 2, 2017 – Shire plc (LSE: SHP, NASDAQ: SHPG)

Notification of transaction by person discharging managerial responsibilities and person closely associated with them

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated them (“PCA”)
a)	Name	Albert Stroucken / Gerda Stroucken
2.	Reason for the notification
a)	Position / status	Non-Executive Director (PDMR) / PCA of Albert Stroucken
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction	Disposal, by PDMR and PCA, of beneficial interest in ADSs by virtue of transfer to grantor retained annuity trust (“GRAT”). Mr. Stroucken is the sole trustee of the GRAT.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		N/A	14,000
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	February 28, 2017
f)	Place of the transaction	N/A

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com